UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 6, 2007 (Date of earliest event reported) Commission file number: 0-23329

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina 56-1928817

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

(Address of principal executive offices)

(Zip code)

(919) 468-0399

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2007, the Board of Directors of Charles & Colvard, Ltd. (the "Company") appointed Dennis M. Reed as President of the Company, effective March 6, 2007. Mr. Reed will continue to maintain his role as Chief Marketing Officer and will be primarily responsible for the sales and marketing functions of the Company. Mr. Reed will continue to report to Robert S. Thomas, the Company's Chairman and Chief Executive Officer. Mr. Reed, age 39, has assumed increasing levels of responsibility for the Company's moissanite sales since his start with the Company in October 2002 as Vice President of Sales and had served as the Company's Executive Vice President of Sales and Chief Marketing Officer since May 2005. From September 1997 to October 2002, he was Vice President, Sales and Marketing of the Retail Division of Commemorative Brands, Inc., a scholastic products and jewelry manufacturer.

The terms and conditions of that certain employment agreement between the Company and Mr. Reed, originally entered into on August 1, 2004 (the "Employment Agreement") and renewable annually on August 1, remain unchanged by Mr. Reed's appointment to the position of President of the Company.

Item 8.01 Other Events

On March 6, 2007, the Company also announced the appointment of Carl Mielke to Senior Vice President of Sales. Mr. Mielke will join the Company on March 19, 2007 and will be responsible for managing all sales-related functions for the Company and will work closely to develop relationships with the Company's manufacturing distributors and retail customers. Mr. Mielke will report to Dennis M. Reed, the Company's President and Chief Marketing Officer.

In addition, on March 6, 2007, the Company announced that Steven L. Abate has been promoted to Vice President of Manufacturing. Mr. Abate, with more than 25 years of manufacturing experience, joined the Company in June 2005 and most recently had been Lead Director of Manufacturing. Mr. Abate will continue to report to Robert S. Thomas, the Company's Chairman and Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

By: /s/ James R. Braun

James R. Braun

Vice President of Finance & Chief Financial Officer

Date: March 6, 2007